UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 333-49820-18

              CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP.
             (Exact name of registrant as specified in its charter)

          11 Madison Ave., New York, New York 10010 (212) 538-2000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 CSFB
           Mortgage Pass-Through Certificates, Series 2001-HE8
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     x
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              x

Approximate  number of holders of record as of the  certification  or notice
date:   9

Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the Credit Suiss First Boston Mortgage
Securities Corp. CSFB Mortgage Pass-Through Certificates, Series
2001-HE8, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 29, 2002                  By: /s/ Thomas Britt
                                        Thomas Britt
                                        Trust Officer
                                        JPMorgan Chase Bank,
                                        Trustee